PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 4, 2021	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
FOURTH QUARTER AND 2020 FULL YEAR RESULTS
Total economic return for 2020 of 15.2% driven by book value growth

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its fourth quarter and 2020 full year results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call".
Management Remarks
"I am very proud to report that in 2020 we delivered a 15.2% total economic return and a 17.0% total shareholder return," commented Byron L. Boston, Chief Executive Officer. "I have been at Dynex for 13 years, and no other year has demanded as much active decision-making as 2020. We made money for our shareholders as our book value increased and we delivered a solid dividend. Our industry-leading performance stands in sharp contrast to many other investment alternatives for investors seeking income."
Mr. Boston continued, "At Dynex Capital, we have a distinct philosophy of how we manage for the long-term and that same philosophy is guiding our investment approach today. We believe in risk management first followed by disciplined capital allocation. This philosophy, combined with our experience, gave us the edge to actively manage our portfolio in order to provide our shareholders strong returns. Our 2020 performance reflects years of experience in thoughtful planning by a skilled team of people ready to act, particularly in volatile times. As we look towards the rest of 2021, we believe the broader investment environment remains favorable with financing costs anchored well into 2022 and beyond. We believe there is significant upside in our balance sheet earnings power with flexibility to generate solid economic returns."
2020 Financial Performance Highlights
•Total economic return to common shareholders, defined as dividends plus change in book value per common share, of 15.2% comprised of $1.66 in dividends declared and $1.07 increase in book value per common share during 2020
•Book value per common share of $19.08 as of December 31, 2020 compared to $18.01 as of December 31, 2019
•Comprehensive income of $2.88 per common share and net income of $6.93 per common share
•Core net operating income, a non-GAAP measure, of $1.94 per common share

•Net interest spread and adjusted net interest spread increased to 1.77% and 1.87%, respectively, for 2020 compared to 0.98% and 1.30% for 2019
•Leverage of 6.3x times shareholders' equity as of December 31, 2020
Fourth Quarter 2020 Financial Performance Highlights
•Total economic return to common shareholders of 6.7% comprised of $0.39 in common dividends declared and $0.83 increase in book value per common share for the fourth quarter
•Comprehensive income of $1.23 per common share and net income of $1.60 per common share
•Core net operating income of $0.45 per common share
•Net interest spread and adjusted net interest spread of 1.94% and 1.98%, respectively, for the fourth quarter of 2020 compared to 1.96% and 2.00%, respectively, for the third quarter of 2020
Other Highlights
•Maintained a diversified investment portfolio while continuing to shift to lower coupon Agency RMBS
•Realized a gain of $9.4 million primarily from sales of higher coupon Agency RMBS
•Added $750.0 million in interest rate swaptions to better mitigate interest rate volatility and convexity risk over a longer term to replace expiring or terminated U.S. Treasury options
•Subsequent to the end of 2020, issued 3.2 million shares of common stock through an underwritten public offering for gross proceeds of approximately $56.5 million before underwriting discounts and commissions and offering expenses, and announced the intent to redeem the remaining 2.8 shares of outstanding 7.625% Series B Preferred Stock on February 15, 2021

2020 Results Discussion
The Company's increase of $1.07 in book value per common share during 2020 was largely the result of a $214.5 million increase in the fair value of its MBS, which was driven primarily by credit spread tightening across all asset classes, but particularly in lower coupon RMBS. The Company was positioned to benefit from this spread tightening due to active portfolio and risk management, which became especially important during the difficult market conditions experienced in the first quarter of 2020. The increase in fair value of the Company's MBS, which comprised the majority of comprehensive income to common shareholders of $66.5 million for 2020, was partially offset by a net loss on derivative instruments of $(172.3) million during 2020, which consisted mainly of losses incurred in the first quarter of 2020 when the Company terminated the majority of its interest rate swaps. These terminations were due to the Company's significant MBS sales during the first quarter, increased margin requirements by derivative counterparties, and the transition to options and futures to hedge impact of interest rate risk on book value. Losses incurred from hedging instruments were partially offset by the Company's increased investment in TBA securities, which generated net gains of $51.2 million during 2020. The Company increased its investment in TBAs as implied funding costs were lower for TBA dollar roll transactions for most of 2020 versus repurchase agreements the Company typically uses for financing the purchase of specified pools.
For 2020, net interest income increased $7.8 million and net interest spread increased 79 basis points compared to 2019 despite the Company's smaller average balance of investments held during 2020. The increase was driven by lower financing costs as a result of the reduction in the Federal Funds Rate coupled with active management of the terms of the Company's repurchase agreement borrowings. Partially offsetting this increase, general and administrative expenses for 2020 increased $5.1 million compared to the prior year due primarily to changes made in 2020 to the payment structure of the executive compensation program that impact the timing of recognition of expenses and higher overall performance-based bonus compensation from management meeting its corporate goals and expenses. for the year.
Fourth Quarter 2020 Results Discussion
Book value per common share increased $0.83 during the fourth quarter due in part to realized gains on the Company's TBA securities and short positions in U.S. Treasury futures. For the fourth quarter of 2020, the Company's net gain on derivative instruments of $23.9 million comprised the majority of comprehensive income to the common shareholders of $28.7 million, a decline of $(15.7) million from the third quarter of 2020 due primarily to a smaller increase in the fair value of MBS during the fourth quarter of 2020. Asset credit spreads continued to tighten during the fourth quarter, offsetting rising longer-term interest rates. The increase in fair value of MBS was also smaller for the fourth quarter because the Company had sold Agency CMBS with an amortized cost of $382.3 million during the third quarter. As a result of the smaller portfolio, core net operating income declined to $10.5 million for the fourth quarter of 2020 compared to $14.2 million for the prior quarter due to the smaller average balance of assets and modestly declining asset yields, reducing net interest income by $2.3 million. Fourth quarter earnings were also impacted by an increase of $2.1 million in general and administrative expenses resulting primarily from year-end incentive compensation reflecting a catch-up adjustment for accrued performance-based bonuses for management's achievement of its corporate goals and objectives based on final results of the Company for the year.
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. or by live audio webcast through the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends. To listen to the live conference call via telephone, please register in advance using the following link: http://www.directeventreg.com/registration/event/6326989. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration may be completed at any time, including after the call start time. However, to ensure you are connected for the full call, the Company suggests registering a day in advance.

Consolidated Balance Sheets
($s in '000s except per share data)	December 31, 2020		September 30, 2020	December 31, 2019
ASSETS	(unaudited)		(unaudited)
Cash and cash equivalents	$295,602		$158,897	$62,582
Restricted cash	7,077		26,006	71,648
Mortgage-backed securities	2,596,255		2,995,660	5,188,163
Mortgage loans held for investment	6,264		6,921	9,405
Receivable for securities sold	150,432		1,145	—
Derivative assets	11,342		4,266	4,290
Accrued interest receivable	14,388		15,340	26,209
Other assets, net	6,394		6,804	8,307
Total assets	$3,087,754		$3,215,039	$5,370,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,437,163		$2,594,683	$4,752,348
Payable for unsettled securities purchased	5		190	6,180
Non-recourse collateralized financing	111		645	2,733
Derivative liabilities	1,634		5,164	974
Accrued interest payable	1,410		1,059	15,585
Accrued dividends payable	5,814		5,755	6,280
Other liabilities	8,164		3,990	3,516
Total liabilities	$2,454,301		$2,611,486	$4,787,616

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $181,208, $181,208, and $169,708, respectively	$174,564		$174,709	$162,807
Common stock, par value $.01 per share: 23,697,970, 23,145,238, and 22,945,993 shares issued and outstanding, respectively	237		231	229
Additional paid-in capital	869,495		859,089	858,347
Accumulated other comprehensive income	80,261		88,729	173,806
Accumulated deficit	(491,104)		(519,205)	(612,201)
Total shareholders' equity	633,453		603,553	582,988
Total liabilities and shareholders’ equity	$3,087,754		$3,215,039	$5,370,604

Book value per common share	$19.08	$	$18.25	$18.01

Consolidated Comprehensive Statements of Income			Year Ended
(unaudited)	Three Months Ended
($s in '000s except per share data)	December 31, 2020	September 30, 2020	December 31, 2020
Interest income	$16,705	$20,088	$96,468
Interest expense	2,289	3,375	32,615
Net interest income	14,416	16,713	63,853

Gain on sale of investments, net	9,356	20,846	308,084
Gain (loss) on derivative instruments, net	23,866	7,974	(172,290)
(Loss) gain on investments, net	(134)	194	20
Other operating expense, net	(205)	(207)	(1,057)
General and administrative expenses	(6,853)	(4,795)	(21,080)
Net income	40,446	40,725	177,530
Preferred stock dividends	(3,253)	(3,252)	(13,599)
Preferred stock redemption charge	—	—	(3,914)
Net income to common shareholders	$37,193	$37,473	$160,017

Other comprehensive income:
Unrealized gain on available-for-sale investments, net	$888	$27,844	$214,539
Reclassification of net gain realized on sale of investments	(9,356)	(20,846)	(308,084)
Total other comprehensive (loss) income	(8,468)	6,998	(93,545)
Comprehensive income to common shareholders	$28,725	$44,471	$66,472

Net income per common share-basic and diluted	$1.60	$1.62	$6.93
Weighted average common shares	23,262	23,141	23,106

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	December 31, 2020	September 30, 2020
Agency RMBS:
Fair value	$1,946,391	$2,281,805
Amortized cost	1,897,043	2,224,877
Average balance	2,139,597	2,282,897
Effective yield	1.83%	2.07%
Average constant prepayment rate ("CPR")	17.1%	11.3%
Agency CMBS:
Fair value	$258,550	$298,704
Amortized cost	238,953	275,209
Average balance	255,327	562,718
Effective yield	2.90%	2.31%
CMBS IO: (1)
Fair value	$390,039	$413,753
Amortized cost	378,940	405,736
Average balance	391,004	421,086
Effective yield	4.27%	3.74%
TBA securities:
Fair value	$1,572,949	$1,164,000
Amortized cost	1,564,061	1,160,531
Average TBA dollar roll positions, at cost	1,253,178	1,075,352
TBA drop income (2)	6,445	6,087
TBA implied net interest spread	2.01%	2.21%

Total average interest earning assets	$2,793,887	$3,275,369
Total average interest earning assets plus average TBA dollar roll positions	4,047,065	4,350,721
Total average interest bearing liabilities	2,501,076	2,985,914
Total average effective yield on average interest earning assets	2.29%	2.34%
Total average financing cost	0.35%	0.38%
Net interest spread	1.94%	1.96%
Adjusted net interest spread (3)	1.98%	2.00%

(1) CMBS IO includes Agency and non-Agency issued securities.
(2) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(3) Adjusted net interest spread includes the impact from TBA drop income of 4 basis points and 9 basis points, respectively, and the impact from net periodic interest cost from effective interest rate swaps of 0 basis points and (5) basis points, respectively.

Hedging Instruments	As of December 31, 2020
($s in '000s)	Notional Amount/ Long (Short)	WAVG Months to Expiration	Fair Value	Rate
Pay-fixed interest rate swaptions	1,250,000	5.0	$1,253	1.07%
Put options on 10-year U.S. Treasury futures	500,000	< 1 month	1,094	1.02%
10-year U.S. Treasury futures	(825,000)	2.3	(1,527)	n/a

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
Management views core net operating income to common shareholders as an estimate of the Company's investment portfolio performance based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. In addition to the non-GAAP reconciliation set forth below, which derives core net operating income to common shareholders from GAAP comprehensive income to common shareholders, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on the fair value of the Company's portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.

	Three Months Ended		Year Ended
($s in '000s except per share data)	December 31, 2020	September 30, 2020	December 31, 2020
Comprehensive income to common shareholders	$28,725	$44,471	$66,472
Less:
Change in fair value of available for sale investments	(888)	(27,844)	(214,539)
Change in fair value of derivative instruments, net (1)	(17,428)	(2,258)	188,936
Loss (gain) on investments, net	134	(194)	(20)
Preferred stock redemption charge	—	—	3,914
Core net operating income to common shareholders	$10,543	$14,175	$44,763

Weighted average common shares	23,262	23,141	23,106
Comprehensive income per common share	$1.23	$1.92	$2.88
Core net operating income per common share	$0.45	$0.61	$1.94
(1) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit/cost on effective interest rate swaps outstanding during the period and TBA drop income.

	Three Months Ended		Year Ended
($s in '000s)	December 31, 2020	September 30, 2020	December 31, 2020
Net interest income	$14,416	$16,713	$63,853
TBA drop income (1)	6,445	6,087	15,067
Net periodic interest cost (2)	(7)	(371)	1,579
Adjusted net interest income	$20,854	$22,429	$80,499
Other operating expense, net	(205)	(207)	(1,057)
General and administrative expenses	(6,853)	(4,795)	(21,080)
Preferred stock dividends	(3,253)	(3,252)	(13,599)
Core net operating income to common shareholders	$10,543	$14,175	$44,763
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(2) Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, and statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets, the potential adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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